Exhibit 99.1

Contacts:

Richard D. Katz, M.D. SVP, Finance and Corporate Development; Chief Financial Officer Icagen, Inc.	Francesca T. Devellis Senior Vice President Feinstein Kean Healthcare 245 First Street; 14th Floor Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	Francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, August 10, 2006 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the second quarter ended June 30, 2006. Revenues for the second quarter of 2006 totaled $2.6 million. Net loss for the second quarter of 2006 was $6.3 million. As of June 30, 2006, cash and cash equivalents totaled $35.3 million.

P. Kay Wagoner, Ph.D., Chief Executive Officer, noted, “While the results of the recent interim analysis by our Data Monitoring Committee, described in our release of August 8th, require adjustments to our ASSERT clinical trial, we remain firmly committed to the development of ICA-17043 for the treatment of sickle cell disease. It is our present intent, subject to further input from the DMC, to complete the modified ASSERT trial as we seek to establish the benefit of this novel Gardos channel inhibitor, when used in combination with hydroxyurea, to reduce the rate of vaso-occlusive crises in patients with sickle cell disease.”

Dr. Wagoner continued, “In addition to continued enrollment in the ASSERT study, during the second quarter of 2006 we also initiated the pediatric program with a pharmacokinetic, pharmacodynamic and safety study of ICA-17043 as monotherapy in patients with sickle cell disease between the ages of six and sixteen. Since approximately half of the patients with sickle cell disease are in the pediatric age group, initiating the pediatric program represents an important expansion of our clinical development program for ICA-17043. Following completion of this initial study, we also plan to conduct a pediatric efficacy study. Additionally, we are in the final stages of planning an efficacy study in sickle cell disease patients with secondary pulmonary hypertension. In these trials, we will be exploring both a different patient population and a different primary endpoint from those of the ASSERT study.”

Dr. Wagoner concluded, “We are pleased to have announced during the second quarter the appointment of Seth Hetherington, M.D. to the position of Senior Vice President, Clinical and Regulatory Affairs. Dr. Hetherington brings a wealth of experience in clinical drug development to Icagen, and we look forward to his leadership of our sickle cell disease development program. In addition, we are also pleased to have announced the appointment of Adeoye Olukotun, M.D., MPH, FACC to the Icagen Board of Directors. We look forward to having the benefit of Dr. Olukotun’s counsel, based upon his long and distinguished career in drug development, as a member of the Icagen Board.”

Pipeline Update

•	During August 2006, the Company reported that following a planned interim safety, efficacy and futility analysis by an independent Data Monitoring Committee (“DMC”) of the Company’s Phase III trial of ICA-17043 for the treatment of sickle cell disease, the DMC recommended that enrollment continue for patients on concurrent hydroxyurea therapy. For currently enrolled patients not on hydroxyurea, the DMC recommended that the study drug be discontinued and that patients proceed to the end of study follow-up period. This recommendation by the DMC was made after the analysis of efficacy, safety and futility. The DMC noted further that there were no specific safety issues identified. Finally, the DMC has requested additional data and will reconvene when these are available.

•	During the second quarter of 2006, the Company continued patient enrollment in its Phase III clinical trial of ICA-17043, the ASSERT study, and reported that 225 of the originally expected total of 300 patients had been enrolled. Of the patients enrolled in the study thus far, approximately 50% are on concurrent hydroxyurea therapy. In view of the results of the interim analysis, the Company may revise its target timeframe for the completion of enrollment following further discussions with the DMC and the United States Food and Drug Administration (the “FDA”).

•	In May 2006, the Company announced that it had initiated a safety, pharmacokinetics and pharmacodynamics study of ICA-17043 in pediatric sickle cell disease patients. The data from this study will be used to select doses for subsequent clinical evaluations of the safety and efficacy of ICA-17043 in pediatric subjects. Pediatric patients comprise a significant portion of patients with sickle cell disease.

•	The Company continues preparations for a trial in sickle cell disease patients with secondary pulmonary hypertension, a common and serious complication of this illness.

•	During the second quarter, development continued in the Company’s preclinical programs, including the Company’s program in epilepsy and neuropathic pain and the Company’s collaborations with Bristol-Myers Squibb Company and Astellas Pharma, Inc.

Corporate Update

During the second quarter, the Company announced the appointment of Seth V. Hetherington, M.D. to the position of Senior Vice President, Clinical and Regulatory Affairs. Dr. Hetherington’s career in clinical drug development and academic medicine spans a period of over twenty-five years, including positions of increasing responsibility in clinical drug development at GlaxoSmithKline and Glaxo Wellcome. Most recently, Dr. Hetherington served as Vice President, Clinical Development and Chief Medical Officer at Inhibitex, Inc. Dr. Hetherington succeeded J. Heyward Hull, Pharm.D., who recently retired.

The Company also recently announced the appointment of Adeoye Y. Olukotun, M.D., MPH, FACC to its Board of Directors. Dr. Olukotun is a board certified cardiologist and has more than twenty-five years of experience in clinical research and drug development in the pharmaceutical and biotechnology industry, including senior level positions at VIA Pharmaceuticals, Esperion Therapeutics, Mallinckrodt and Bristol-Myers Squibb. Dr. Olukotun received his M.D. degree from Albert Einstein College of Medicine and obtained a MPH degree from Harvard University School of Public Health, and is a Fellow of the American College of Cardiology.

Financials

Revenues for the second quarter of 2006 totaled $2.6 million, as compared to $1.7 million during the same period in 2005, an increase of 52%. The increase in revenues for the second quarter of 2006, as compared to the same period in 2005, was primarily due to increased cost sharing reimbursement from the Company’s collaboration with the McNeil Pediatrics Division of McNeil-PPC, Inc. (“McNeil”) for the further clinical development of ICA-17043, partially offset by decreased revenues from the Company’s collaboration with Abbott Laboratories which concluded at the end of 2005.

Operating expenses for the second quarter of 2006 were $9.4 million, as compared to $7.0 million for the same period in 2005, an increase of 35%. The increase in operating expenses for the second quarter of 2006, as compared to the same period in 2005, was primarily due to increased research and development expenses related to the development of ICA-17043 as well as to an increase in general and administrative expenses. The adoption of Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (“FAS-123R”), as of January 1, 2006 resulted in stock-based compensation expense of approximately $0.6 million during the second quarter of 2006, as compared to approximately $0.4 million under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB-25”), during the second quarter of 2005.

Net loss for the second quarter of 2006 totaled $6.3 million, as compared to $4.9 million during the same period in 2005, an increase of 31%. The increase in net loss for the second quarter of 2006, as compared to the same period in 2005, was primarily due to higher research and development expenses and general and administrative expenses, partially offset by an increase in revenues.

Revenues for the first six months of 2006 totaled $4.5 million, as compared to $3.8 million during the same period in 2005, an increase of 20%. The increase in revenues for the first six months of 2006, as compared to the same period in 2005, was primarily due to increased cost sharing reimbursement from the Company’s collaboration with McNeil for the further clinical development of ICA-17043, partially offset by decreased revenues from the Company’s collaboration with Abbott Laboratories which concluded at the end of 2005.

Operating expenses for the first six months of 2006 were $18.4 million, as compared to $14.5 million for the same period in 2005, an increase of 27%. The increase in operating expenses for the first six months of 2006, as compared to the same period in 2005, was primarily due to increased research and development expenses related to the development of ICA-17043 as well as to an increase in general and administrative expenses. The adoption of FAS-123R as of

January 1, 2006 resulted in stock-based compensation expense of approximately $1.0 million during the first six months of 2006, as compared to approximately $0.7 million under APB-25 during the first six months of 2005.

Net loss for the first six months of 2006 totaled $13.1 million, as compared to $10.2 million during the same period in 2005, an increase of 29%. The increase in net loss for the first six months of 2006, as compared to the same period in 2005, was primarily due to higher research and development expenses and general and administrative expenses, partially offset by an increase in revenues.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. ET.

To listen to the conference call, please dial:

•	800-683-1585 (United States and Canada)

•	973-935-2107 (International)

The access code for the call is 7622994.

A webcast of this conference call will be available on Icagen’s website at www.icagen.com. An archived version of the webcast will also be available on Icagen’s website for at least two weeks following the call.

A playback of the call will be available from approximately 1:00 p.m. ET on August 10 through August 19, 2006 and may be accessed by dialing:

•	877-519-4471 (United States and Canada)

•	973-341-3080 (International)

The access code for the call is 7622994

About ICA-17043

ICA-17043 is a novel small molecule ion channel inhibitor under development for the chronic prophylactic treatment of sickle cell disease. This novel drug candidate is taken orally and is being developed for once-a-day dosing. ICA-17043 has received both fast track designation and orphan drug designation from the U.S. Food and Drug Administration. ICA-17043 targets a particular potassium channel, called the Gardos channel, that is located on the membrane of red blood cells. In collaboration with the McNeil Pediatrics Division of McNeil-PPC, Inc., Icagen is currently conducting a Phase III clinical trial of ICA-17043, the ASSERT Study, at approximately 65 sites across the U.S. and in selected other countries.

About Sickle Cell Disease

Sickle cell disease is a chronic and debilitating genetic blood disorder, primarily affecting individuals of African descent, resulting in a variety of disease complications and a significantly shortened lifespan in the majority of patients. Sickle cell disease is the most common genetic disease among individuals of African descent and is prevalent worldwide. According to the American Medical Association, there are approximately 100,000 patients with sickle cell disease in the United States.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company’s four most advanced programs are:

•	ICA-17043 for sickle cell disease, for which the Company is conducting a Phase III clinical trial;

•	lead compounds for epilepsy and neuropathic pain, for which the Company is conducting preclinical studies;

•	a compound for atrial fibrillation, for which the Company’s collaborator Bristol-Myers Squibb Company is conducting preclinical studies; and

•	lead compounds for dementia, including Alzheimer’s disease, for which the Company’s collaborator Astellas Pharma Inc. is conducting preclinical studies, and lead compounds for attention deficit/hyperactivity disorder, which were derived from the collaboration and for which the Company is conducting preclinical studies.

Icagen is also conducting ongoing drug discovery programs focused on new therapeutics for pain disorders, inflammatory disorders and glaucoma.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. These risk factors include risks as to whether the Company’s products will advance in the clinical trials process, the timing of such clinical trials, whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials, whether the clinical trial results will warrant continued product development, whether the DMC will recommend stopping the Phase III ASSERT study entirely, whether and when, if at all, the Company’s products, including ICA-17043, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Collaborative research and development revenues:
Research and development fees	$492	$1,095	$960	$2,169
Reimbursed research and development costs	2,147	643	3,561	1,592

Total collaborative research and development revenues	2,639	1,738	4,521	3,761

Operating expenses:
Research and development	7,701	5,943	15,192	12,471
General and administrative	1,682	1,024	3,238	2,067

Total operating expenses	9,383	6,967	18,430	14,538

Loss from operations	(6,744)	(5,229)	(13,909)	(10,777)
Other income, net	399	374	815	611

Net loss	$(6,345)	$(4,855)	$(13,094)	$(10,166)

Net loss per share – basic and diluted	$(0.29)	$(0.22)	$(0.59)	$(0.58)

Weighted average common shares outstanding – basic and diluted	22,192,838	21,703,512	22,142,942	17,419,870

Pro forma net loss per share assuming conversion of preferred stock – basic and diluted				$(0.49)

Pro forma weighted average common shares outstanding – basic and diluted				20,548,550

Unaudited pro forma basic and diluted net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of all outstanding preferred stock into shares of the Company’s common stock effective upon the completion of the Company’s initial public offering as if such conversion had occurred at the date of the original issuance. The following table sets forth the computation of unaudited basic and diluted, and unaudited pro forma basic and diluted, net loss per share.

Icagen, Inc.

Reconciliation of Historical and Proforma Results

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Historical:
Numerator:
Net loss	$(6,345)	$(4,855)	$(13,094)	$(10,166)

Denominator:
Weighted-average common shares outstanding - basic and diluted	22,192,838	21,703,512	22,142,942	17,419,870

Net loss per share – basic and diluted	$(0.29)	$(0.22)	$(0.59)	$(0.58)

Pro Forma:
Numerator:
Net loss, as reported				$(10,166)

Denominator:
Shares used above				17,419,870

Pro forma adjustments to reflect assumed conversion of preferred stock, on a weighted-average basis				3,128,680

Shares used to compute pro forma basic and diluted net loss per share				20,548,550

Pro forma net loss per share – basic and diluted				$(0.49)

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$35,296	$47,763
Other current assets	1,903	1,328
Property and equipment, net	1,769	2,130
Technology licenses and related costs, net	2,276	2,368
Other long-term assets	1,014	804

Total assets	$42,258	$54,393

Liabilities and stockholders’ equity
Current liabilities	$7,092	$6,697
Deferred revenue, less current portion	12,011	12,510
Equipment debt financing, less current portion	906	1,194
Stockholders’ equity	22,249	33,992

Total liabilities and stockholders’ equity	$42,258	$54,393